Exhibit 5.1

December 20, 2023

Incannex Healthcare Inc.

221 Dosoris Lane

Glen Cove, New York 11542

Re:	Registration on Form S-8 of Incannex Healthcare Inc.

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Incannex Healthcare Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of (i) 5,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Plan Shares”), to be issued under the Incannex Healthcare Inc. 2023 Equity Incentive Plan (the “Plan”); and (ii) 243,328 shares of the Company’s Common Stock, par value $0.0001 per share (“Non-Plan Shares”), to be issued under non-plan option agreements (“Non-Plan Option Agreements”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies, of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below.  In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan and the Company and any participants in the Non-Plan Option Agreements that would expand, modify, or otherwise affect the terms of the Plan or the Non-Plan Option Agreements or the respective rights or obligations of the participants thereunder.   Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that the Plan Shares and the Non-Plan Shares, when issued and sold against payment therefor as set forth in the Plan and the Non-Plan Option Agreements, respectively, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rimôn Law Pty Ltd

Rimôn Law Pty Ltd